Exhibit 99.1

FOR IMMEDIATE RELEASE

Houston Wire & Cable Company Authorizes Stock Buyback Program

Houston, TX—(PrimeNewswire) August 6, 2007 – Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) today announced that its Board of Directors has approved a stock buyback program effective today, August 6, 2007.  Under the program, the Company is authorized to purchase up to $30 million of its outstanding shares of common stock from time to time, depending on market conditions, trading activity, business conditions and other factors.

Any purchases under the program may be made on the open market or in block trades or privately negotiated transactions.  Shares of stock purchased under the program will be held as treasury shares.

About Houston Wire & Cable Company

With more than 30 years experience in the electrical industry, HWCC is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market.  Headquartered in Houston, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard™, a low-smoke, zero-halogen cable.  HWCC’s comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

To obtain additional information, visit our website at www.houwire.com.

CONTACT:

Hope M. Novosad, Investor Relations Coordinator
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com